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                                                                    EXHIBIT 23.1




            CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2005, accompanying the consolidated financial statements of Access Pharmaceuticals, Inc. contained in the Registration Statement and Prospectus. We have also issued our report dated March 31, 2005, on management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2004. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
Grant Thornton LLP

Dallas, Texas
May 27, 2005